FOR IMMEDIATE RELEASE
September 8, 2020
Qorvo® Updates Financial Guidance for Fiscal 2021 Second Quarter

GREENSBORO, N.C., September 8, 2020 — Qorvo® (Nasdaq: QRVO), a leading provider of innovative RF solutions that connect the world, today announced that it is updating the financial guidance provided for the company’s fiscal 2021 second quarter in its earnings release and conference call on July 29, 2020.

During the September quarter, broad-based mobile demand for Qorvo’s advanced 4G and 5G mobile products is exceeding the company’s original expectations. Qorvo is providing revised non-GAAP expectations for revenue, gross margin and diluted earnings per share for the company’s fiscal 2021 second quarter, along with the prior guidance, in the table below.

	Updated	Prior
Revenue	Range of $1 billion to $1.03 billion	Range of $925 million to $955 million
Gross margin	Approximately 50%	Approximately 50%
Diluted earnings per share	$2.14 at the midpoint of guidance	$1.90 at the midpoint of guidance

Qorvo is presenting today at Citi’s 2020 Global Technology Virtual Conference at 5:10 p.m. ET. A live webcast of the virtual event will be available on the company's web site at the following URL: http://www.qorvo.com (under "Investors"). Qorvo plans to announce financial results for its fiscal 2021 second quarter on or about November 4, 2020.

Qorvo’s actual quarterly results may differ from the expectations and projections shown above, and such differences may be material.

About Qorvo

Qorvo (Nasdaq: QRVO) makes a better world possible by providing innovative Radio Frequency (RF) solutions at the center of connectivity. We combine product and technology leadership, systems-level expertise and global manufacturing scale to quickly solve our customers’ most complex technical challenges. Qorvo serves diverse high-growth segments of large global markets, including advanced wireless devices, wired and wireless networks and defense radar and communications. We also leverage unique competitive strengths to advance 5G networks, cloud computing, the Internet of Things, and other emerging applications that expand the global framework interconnecting people, places and things. Visit www.qorvo.com to learn how Qorvo connects the world.

Qorvo is a registered trademark of Qorvo, Inc. in the U.S. and in other countries. All other trademarks are the property of their respective owners.

This press release contains forward-looking non-GAAP revenue, gross margin and diluted earnings per share. We provide these non-GAAP measures to investors on a prospective basis for the same reasons that we provide them to investors on a historical basis. We are unable to provide a reconciliation of the forward-looking non-GAAP financial measures to the most directly comparable forward-looking GAAP financial measures without unreasonable effort due to variability and difficulty in making accurate projections for items that would be required to be included in the GAAP measures, such as stock-based compensation, acquisition and integration related costs, restructuring related charges, asset impairments and the provision for income taxes. We believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. For more information regarding our use of non-GAAP financial measures, see our earnings releases available on our website at www.qorvo.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions, and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under U.S. federal securities laws. Our business is subject to numerous risks and uncertainties, including those relating to fluctuations in our operating results; our substantial dependence on developing new products and achieving design wins; our dependence on a few large customers for a substantial portion of our revenue; a loss of revenue if contracts with the United States government or defense and aerospace contractors are canceled or delayed or if defense spending is reduced; the COVID-19 outbreak, which has and will likely continue to negatively impact the global economy and disrupt normal business activities, and which may have an adverse effect on our results of operations; our dependence on third parties; risks related to sales through distributors; risks associated with the operation of our manufacturing facilities; business disruptions; poor manufacturing yields; increased inventory risks and costs due to timing of customer forecasts; our inability to effectively manage or maintain evolving relationships with platform providers; risks from international sales and operations; economic regulation in China; changes in government trade policies, including imposition of tariffs and export restrictions; our ability to implement innovative technologies; underutilization of manufacturing facilities as a result of industry overcapacity; we may not be able to borrow funds under our credit facility or secure future financing; we may not be able to generate sufficient cash to service all of our debt; restrictions imposed by the agreements governing our debt; volatility in the price of our common stock; damage to our reputation or brand; fluctuations in the amount and frequency of our stock repurchases; our recent and future acquisitions and other strategic investments could fail to achieve financial or strategic objectives; our ability to attract, retain and motivate key employees; our reliance on our intellectual property portfolio; claims of infringement of third-party intellectual property rights; security breaches and other similar disruptions compromising our information; theft, loss or misuse of personal data by or about our employees, customers or third parties; warranty claims, product recalls and product liability; and risks associated with environmental, health and safety regulations and climate change. Many of the foregoing risks and uncertainties are, and will continue to be, exacerbated by the COVID-19 outbreak and any worsening of the global business and economic environment as a result. These and other risks and uncertainties, which are described in more detail in Qorvo's most recent Annual Report on Form 10-K and in other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

At Qorvo®
Doug DeLieto
VP, Investor Relations
1- 336-678-7968